Exhibit 99.1

COMPANY CONTACT

Mark W. Brugger

(240) 744-1150

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 29, 2008

DIAMONDROCK HOSPITALITY COMPANY REPORTS FIRST QUARTER RESULTS

BETHESDA, Maryland, Tuesday April 29, 2008 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its first fiscal quarter 2008, which ended on March 21, 2008.  The Company is a lodging focused real estate investment trust that owns twenty premium hotels in North America.

First Quarter 2008 Highlights

•                  RevPAR: The Company’s same-store RevPAR increased 0.3 percent.

•                  Hotel Adjusted EBITDA Margins: The Company’s same-store Hotel Adjusted EBITDA margins decreased 186 basis points.

•                  Adjusted EBITDA: The Company’s Adjusted EBITDA was $30.2 million.

•                  Adjusted FFO: The Company’s adjusted funds from operations (“Adjusted FFO”) was $23.2 million and Adjusted FFO per diluted share was $0.24.

•                  Dividend: The Company increased its quarterly dividend to $0.25 per share during the first quarter.

William W. McCarten, chairman and chief executive officer, stated: “DiamondRock’s first quarter results were consistent with our expectations.  Excluding the Chicago Marriott Downtown, which was significantly impacted by our renovation, operating results were solid with same-store RevPAR increasing over 4 percent.  We are also pleased to have substantially completed $55 million of capital projects at our two largest hotels, the Chicago Marriott Downtown and the Westin Boston Waterfront.  At these two hotels, we have added an incremental 54,000 square feet of meeting space and increased the overall food and beverage offerings.”

Mr. McCarten added, “Macro economic trends continue to soften and we expect that lodging fundamentals will moderate for the balance of 2008.  However, we expect a wide range in operating performance among our markets.  For example, New York City should remain strong while our outlook in some other markets, including Chicago and Boston is softening.  With divergent market trends and a softening economy, forecasting the performance of our portfolio is difficult.  As a result, we now expect full year RevPAR growth to be at the low-end of our 2 to 5 percent range.

Despite some likely headwinds in lodging fundamentals, we believe that DiamondRock is well positioned to deliver strong returns over the next several years. We have significantly invested in our portfolio over the last three years with renovations, repositionings and expanded meeting space. Our capital structure continues to be a great competitive advantage. With one of the lowest debt levels in the industry, we have the capacity to opportunistically acquire hotels, repurchase stock, and invest in our existing portfolio.”

Operating Results

Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margins,” “FFO,” “Adjusted FFO” and “same-store.”

For the first quarter, beginning January 1, 2008 and ended March 21, 2008, the Company reported the following:

•                  Revenues of $132.9 million compared to $133.7 million for the comparable period in 2007.

•                  Adjusted EBITDA of $30.2 million compared to $34.0 million for the comparable period in 2007.

•                  Adjusted FFO and Adjusted FFO per diluted share of $23.2 million and $0.24, respectively, compared to $24.2 million and $0.26, respectively, for the comparable period in 2007.

•                  Net income of $5.2 million (or $0.05 per diluted share) compared to $6.8 million (or $0.07 per diluted share) for the comparable period in 2007.

Same-store RevPAR for the first quarter increased 0.3 percent to $118.37 from $118.06 for the comparable period in 2007, driven by a 3.3 percent increase in the average daily rate and a 2.0 percentage point decrease in occupancy (from 70.5 percent to 68.5 percent). Same-store Hotel Adjusted EBITDA margins for our hotels decreased 186 basis points over the same period in the prior year.

The first quarter results were significantly impacted by the performance of the Chicago Marriott Downtown, which experienced both disruption from a substantial renovation as well as a weak convention calendar.  Excluding the Chicago Marriott Downtown, RevPAR for our portfolio of hotels increased 4.3 percent and same-store Hotel Adjusted EBITDA margins decreased by 73 basis points.

Operating Results Compared to Prior Guidance

The following is a chart showing our actual first quarter 2008 results compared to our guidance for the first quarter 2008:

	Q1 2008 Guidance	Actual Q1 2008 Results
RevPAR Growth	-1% to 0%	0.3%
Adjusted EBITDA	$28 to $30 million	$30.2 million
Adjusted FFO	$20.4 to $22.4 million	$23.2 million
Adjusted FFO/Share	$0.21 to $0.24 per diluted share	$0.24 per diluted share

Balance Sheet

As of the end of the first quarter, the Company had total assets of approximately $2.1 billion. Cash and cash equivalents were $53.6 million, including $34.5 million of restricted cash.

As of the end of the first quarter, the Company had total debt of approximately $837.8 million, comprised of limited recourse, property-specific mortgages and $14 million outstanding under its $200 million senior unsecured credit facility.  The Company’s debt has a weighted average interest rate of 5.6 percent and a weighted average maturity of 7.3 years as of March 21, 2008.  Eight of the Company’s 20 hotels were unencumbered by mortgage debt as of March 21, 2008.

As of the end of the first quarter, the Company continued to own 100% of its properties directly and has never issued operating partnership units or preferred stock.

Outlook

The Company is providing guidance, but does not undertake to update it for any developments in its business.  Achievement of the anticipated results is subject to the risks disclosed in the Company’s filings with the Securities and Exchange Commission.

In the current economic environment, we believe that it is difficult to forecast our revenues for 2008.  Approximately 37% of room revenues are attributable to advanced group bookings with most of the remaining revenues attributable to the leisure and business transient segments, which are difficult to forecast in a volatile economy.  In developing our original RevPAR guidance, we attempted to model short term group, leisure and business transient demand based on recent and historical trends, moderated by our view of the economy.  Our group revenue booking pace for the remainder of 2008 is approximately 5.5 percent higher than at the same time last year.  Although our group revenue booking pace is solid, with the softening economy we currently believe that room demand in several of our key markets will be lower than our initial expectations.  As a result, we currently expect full year RevPAR growth to be near 2 percent, the low end of our prior guidance for RevPAR growth which was 2 to 5 percent.  Excluding the Chicago Marriott Downtown, which underwent a $35 million renovation this year, we are forecasting that our portfolio of hotels will have RevPAR growth of approximately 3.3 percent in 2008.

Based on our current expectations for RevPAR growth, we project Adjusted EBITDA of approximately $196 million, Adjusted FFO of $153 million and Adjusted FFO per share of $1.60 based on 95.4 million diluted weighted average shares.

For the second fiscal quarter of 2008, we expect:

•                  Same-store RevPAR to increase 2 to 4 percent.

•                  Adjusted EBITDA of $52 million to $55 million.

•                  Adjusted FFO of $41 million to $43 million.

•                  Adjusted FFO per share of $0.43 to $0.45 based on 95.4 million diluted weighted average shares.

Dividends for First Quarter 2008

The Company increased its quarterly dividend to $0.25 ($1.00 annualized), representing a 4.2% increase from 2007.  On April 1, 2008, a cash dividend of $0.25 per share was paid to shareholders of record as of March 21, 2008, the last day of our first fiscal quarter.

Share Repurchase Update

On February 27, 2008, the Board of Directors authorized the Company to repurchase up to 4.8 million shares of its common stock.  The Company plans to repurchase shares in a measured and opportunistic manner.  As of April 29, 2008, the Company has not purchased any shares of its common stock under the Board authorization.

Major Capital Expenditures

DiamondRock has and continues to make significant capital investments in its hotels.  In 2008, the Company plans to commence or complete approximately $70 to $80 million of capital improvements at its hotels.  The Company spent $21.5 million on capital improvements at its hotels during the first fiscal quarter.  The most significant capital projects for 2008 are as follows:

•                  Chicago Marriott Downtown:  The Company has substantially completed a $35 million renovation of the hotel.  The project included a complete renovation of all the meeting and ballrooms, adding 17,000 square feet of new meeting space, reconcepting and relocating the restaurant, expanding the lobby bar and creating a Marriott “great room” in the lobby.  The project began during the third quarter of 2007 and was substantially completed in April 2008.  The estimated disruption of approximately $2 million to Hotel Adjusted EBITDA, mainly associated with the ballroom renovations, primarily impacted the first quarter of 2008.

•                  Westin Boston Waterfront: The Company has completed the construction of additional meeting rooms in the building attached to the hotel.  The $19 million project included the creation of over 37,000 square feet of meeting and exhibition space.  The project began in the third quarter of 2007 and was substantially completed in the first quarter of 2008.

•                  Chicago Conrad: The Company completed its renovation of the guestrooms and corridors during the first quarter.

•                  Salt Lake City Marriott: The Company plans to significantly renovate the guestrooms at the hotel in late 2008.

Earnings Call

The Company will host a conference call to discuss its first quarter 2008 results and its 2008 guidance on Wednesday, April 30, 2008, at 10:00 am Eastern Time (ET).  To participate in the live call, investors are invited to dial 1-888-680-0892 (for domestic callers) or 617-213-4858 (for international callers).  The participant passcode is 75987350. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for 30 days.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties.  DiamondRock owns 20 hotels with approximately 9,600 guestrooms.  For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovation on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reporting Periods for Statement of Operations

The results we report in our consolidated statements of operations are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our hotel properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Noble Management Group, LLC, our manager of the Westin Atlanta North, Vail Resorts, our manager of the Vail Marriott, Hilton Hotels Corporation, our manager of the Conrad Chicago, and Westin Hotel Management, L.P., our manager of the Westin Boston Waterfront report results on a monthly basis. Additionally, the Company, as a REIT, is required by tax law to report results on a calendar year. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always include the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report any results for Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, or for the Westin Boston Waterfront for the month of operations that ends after our fiscal quarter-end because neither Vail Resorts, Noble Management Group, LLC, Hilton Hotels Corporation, Westin Hotel Management, L.P., nor Marriott International make mid-month results available to us. As a result, our quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, and the Westin Boston Waterfront as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

Ground Leases

Four of the Company’s hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, Salt Lake City Downtown Marriott, and the Westin Boston Waterfront.  In addition, part of a parking structure at a fifth hotel and two golf courses at two additional hotels are also subject to ground leases.  In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease.  For the first fiscal quarter 2008, contractual cash rent payable on the ground leases totaled $0.5 million and the Company recorded approximately $2.3 million in ground rent expense.  The non-cash portion of ground rent expense recorded for the first fiscal quarter 2008 was $1.8 million.

DIAMONDROCK HOSPITALITY COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 21, 2008	December 31, 2007
	(Unaudited)

ASSETS
Property and equipment, at cost	$2,111,795	$2,086,933
Less: accumulated depreciation	(164,820)	(148,101)

	1,946,975	1,938,832

Deferred financing costs, net	3,834	4,020
Restricted cash	34,490	31,736
Due from hotel managers	66,780	68,153
Favorable lease assets, net	41,896	42,070
Prepaid and other assets	17,276	17,043
Cash and cash equivalents	19,074	29,773

Total assets	$2,130,325	$2,131,627

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Mortgage debt	$823,846	$824,526
Senior unsecured credit facility	14,000	—
Total debt	837,846	824,526

Deferred income related to key money, net	20,762	15,884
Unfavorable contract liabilities, net	85,726	86,123
Due to hotel managers	38,272	36,910
Dividends declared and unpaid	23,921	22,922
Accounts payable and accrued expenses	61,831	64,980

Total other liabilities	230,512	226,819

Shareholders’ Equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 200,000,000 shares authorized; 94,771,968 and 94,730,813 shares issued and outstanding at March 21, 2008 and December 31, 2007, respectively	948	947
Additional paid-in capital	1,145,940	1,145,511
Accumulated deficit	(84,921)	(66,176)

Total shareholders’ equity	1,061,967	1,080,282

Total liabilities and shareholders’ equity	$2,130,325	$2,131,627

DIAMONDROCK HOSPITALITY COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Fiscal Quarters Ended March 21, 2008 and March 23, 2007

(in thousands, except per share amounts)

	Fiscal Quarter Ended March 21, 2008	Fiscal Quarter Ended March 23, 2007
	(Unaudited)	(Unaudited)
Revenues:

Rooms	$85,927	$84,755
Food and beverage	40,081	41,447
Other	6,855	6,012
Total revenues	132,863	132,214

Operating Expenses:

Rooms	21,160	20,114
Food and beverage	28,928	28,486
Management fees	4,965	5,181
Other hotel expenses	46,453	43,793
Depreciation and amortization	16,687	15,798
Corporate expenses	2,959	3,148
Total operating expenses	121,152	116,520
Operating profit	11,711	15,694

Other Expenses (Income):

Interest income	(438)	(593)
Interest expense	10,695	11,495
Total other expenses	10,257	10,902

Income before income taxes	1,454	4,792

Income tax benefit	3,723	1,580
Income from continuing operations	5,177	6,372

Income from discontinued operations, net of tax	—	418
Net income	$5,177	$6,790

Earnings per share:
Continuing operations	$0.05	$0.07
Discontinued operations	—	0.00
Basic and diluted earnings per share	$0.05	$0.07

DIAMONDROCK HOSPITALITY COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Fiscal Quarters Ended March 21, 2008 and March 23, 2007

(in thousands)

	Fiscal Quarter Ended March 21, 2008	Fiscal Quarter Ended March 23, 2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$5,177	$6,790
Adjustments to reconcile net income to net cash provided by operating activities:
Real estate depreciation	16,687	16,061
Corporate asset depreciation as corporate expenses	32	39
Non-cash ground rent	1,777	1,707
Non-cash financing costs as interest	186	170
Amortization of debt premium and unfavorable contract liabilities	(397)	(434)
Amortization of deferred income	(122)	(82)
Stock-based compensation	671	959
Yield support received	—	1,703
Non-cash yield support recognized	—	(69)
Changes in assets and liabilities:
Prepaid expenses and other assets	(234)	302
Restricted cash	1,175	1,665
Due to/from hotel managers	2,735	(3,400)
Accounts payable and accrued expenses	(8,071)	(7,539)
Net cash provided by operating activities	19,616	17,872

Cash flows from investing activities:
Hotel acquisitions	—	(331,325)
Hotel capital expenditures	(21,542)	(14,120)
Receipt of deferred key money	5,000	—
Change in restricted cash	(3,930)	2,025
Net cash used in investing activities	(20,472)	(343,420)

Cash flows from financing activities:
Repayments of credit facility	—	(20,000)
Draws on credit facility	14,000	41,500
Scheduled mortgage debt principal payments	(680)	(861)
Payment of financing costs	—	(1,111)
Proceeds from sale of common stock	—	317,935
Payment of costs related to sale of common stock	—	(380)
Repurchase of shares	(344)	—
Payment of dividends	(22,819)	(13,802)
Net cash (used in) provided by financing activities	$(9,843)	$323,281

	Fiscal Quarter Ended March 21, 2008	Fiscal Quarter Ended March 23, 2007
	(Unaudited)	(Unaudited)
Net decrease in cash and cash equivalents	$(10,699)	$(2,267)
Cash and cash equivalents, beginning of period	29,773	19,691
Cash and cash equivalents, end of period	$19,074	$17,424

Supplemental Disclosure of Cash Flow Information:

Cash paid for interest	$11,820	$11,917
Cash paid for income taxes	$93	$334
Capitalized interest	$183	$—

Non-Cash Financing Activities:

Unpaid dividends	$23,921	$22,946

Non-GAAP Financial Measures

We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA, (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO. EBITDA represents net income excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	March 21, 2008	March 23, 2007
Net income	$5,177	$6,790
Interest expense	10,695	11,495
Income tax benefit (1)	(3,723)	(1,655)
Depreciation and amortization (2)	16,687	16,061
EBITDA	$28,836	$32,691

(1)           Includes $0.1 million of income tax benefit included in discontinued operations for the fiscal quarter ended March 23, 2007.

(2)           Includes $0.3 million of depreciation expense included in discontinued operations for the fiscal quarter ended March 23, 2007.

	Forecast Second Quarter 2008 (in 000s)
	Low End	High End
Net income	$20,800	$22,800
Interest expense	11,300	11,300
Income tax (benefit) expense	(300)	700
Depreciation and amortization	18,800	18,800
EBITDA	$50,600	$53,600

Forecast Full Year 2008 (in 000s)
Net income	$64,900
Interest expense	48,800
Income tax benefit	(5,800)
Depreciation and amortization	81,900
EBITDA	$189,800

We also evaluate our performance by reviewing Adjusted EBITDA because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•             Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.

•             The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•             Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•             Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.

•             Impairment Losses and Gains or Losses on Dispositions: We exclude the effect of impairment losses and gains or losses on dispositions recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to depreciation expense, which is also excluded from EBITDA.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	March 21, 2008	March 23, 2007
EBITDA	$28,836	$32,691
Non-cash ground rent	1,777	1,707
Non-cash amortization of unfavorable contract liabilities	(397)	(397)
Adjusted EBITDA	$30,216	$34,001

	Forecast Second Quarter 2008 (in 000s)
	Low End	High End
EBITDA	$50,600	$53,600
Non-cash ground rent	1,800	1,800
Non-cash amortization of unfavorable contract liabilities	(400)	(400)
Adjusted EBITDA	$52,000	$55,000

Forecast Full Year 2008 (in 000s)
EBITDA	$189,800
Non-cash ground rent	7,900
Non-cash amortization of unfavorable contract liabilities	(1,700)
Adjusted EBITDA	$196,000

We compute FFO in accordance with standards established by NAREIT (which defines FFO as net income determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization. We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in assessing our results.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	March 21, 2008	March 23, 2007
Net income	$5,177	$6,790
Real estate related depreciation and amortization (1)	16,687	16,061
FFO	$21,864	$22,851
FFO per share (basic and diluted)	$0.23	$0.25

(1)          Includes $0.3 million of depreciation expense included in discontinued operations for the fiscal quarter ended March 23, 2007.

	Forecast Second Quarter 2008 (in 000s)
	Low End	High End
Net income	$20,800	$22,800
Real estate related depreciation and amortization	18,800	18,800
FFO	$39,600	$41,600
FFO per share (basic and diluted)	$0.42	$0.44

Forecast Full Year 2008 (in 000s)
Net income	$64,900
Real estate related depreciation and amortization	81,900
FFO	$146,800
FFO per share (basic and diluted)	$1.54

We also evaluate our performance by reviewing Adjusted FFO because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

•             Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease assets.

•             The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•             Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•             Gains from Early Extinguishment of Debt: We exclude the effect of gains recorded on the early extinguishment of debt because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•             Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in FFO is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains or losses on dispositions and depreciation expense, both of which are also excluded from FFO.

	Historical (in 000s)
	Fiscal	Fiscal
	Quarter Ended	Quarter Ended
	March 21, 2008	March 23, 2007
FFO	$21,864	$22,851
Non-cash ground rent	1,777	1,707
Non-cash amortization of unfavorable contract liabilities	(397)	(397)
Adjusted FFO	$23,244	$24,161
Adjusted FFO per share (basic and diluted)	$0.24	$0.26

	Forecast Second Quarter 2008 (in 000s)
	Low End	High End
FFO	$39,600	$41,600
Non-cash ground rent	1,800	1,800
Non-cash amortization of unfavorable contract liabilities	(400)	(400)
Adjusted FFO	$41,000	$43,000
Adjusted FFO per share (basic and diluted)	$0.43	$0.45

Forecast Full Year 2008 (in 000s)
FFO	$146,800
Non-cash ground rent	7,900
Non-cash amortization of unfavorable contract liabilities	(1,700)
Adjusted FFO	$153,000
Adjusted FFO per share (basic and diluted)	$1.60

Certain Definitions

In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. Hotel EBITDA represents hotel net income excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

Market Capitalization as of March 21, 2008

(in thousands, except per share data)

Enterprise Value

Common equity capitalization (at 3/21/08 closing price of $12.80/share)	$1,224,751
Consolidated debt	837,846
Cash and cash equivalents	(19,074)

Total enterprise value	$2,043,523

Dividend Per Share
Common dividend declared (holders of record on March 21, 2008)	$0.25

Share Reconciliation

Common shares outstanding	94,772

Unvested restricted stock held by management and employees	475
Share grants under deferred compensation plan held by corporate officers	437

Combined shares outstanding	95,684

Debt Summary as of March 21, 2008

(dollars in thousands)

Property	Interest Rate	Term	Outstanding Principal	Maturity

Courtyard Manhattan / Midtown East	5.195%	Fixed	$41,998	December 2009
Salt Lake City Marriott Downtown	5.500%	Fixed	35,386	January 2015
Courtyard Manhattan / Fifth Avenue	6.480%	Fixed	51,000	June 2016
Marriott Griffin Gate Resort	5.110%	Fixed	28,962	January 2010
Bethesda Marriott Suites	4.070%	Variable	5,000	July 2010
Los Angeles Airport Marriott	5.300%	Fixed	82,600	July 2015
Marriott Frenchman’s Reef	5.440%	Fixed	62,500	August 2015
Renaissance Worthington	5.400%	Fixed	57,400	July 2015
Orlando Airport Marriott	5.680%	Fixed	59,000	January 2016
Chicago Marriott Downtown	5.975%	Fixed	220,000	April 2016
Austin Renaissance Hotel	5.507%	Fixed	83,000	December 2016
Waverly Renaissance Hotel	5.503%	Fixed	97,000	December 2016
Line of Credit	3.990%	Variable	14,000	February 2011
Total Debt			$837,846

Pro Forma Operating Statistics – First Quarter

	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	1Q 2008	1Q 2007	B/(W)	1Q 2008	1Q 2007	B/(W)	1Q 2008	1Q 2007	B/(W)	1Q 2008	1Q 2007	B/(W)

Atlanta Alpharetta	$157.13	$156.38	0.5%	60.8%	61.1%	(0.3)%	$95.53	$95.59	(0.1)%	33.9%	33.9%	(0.0)%
Westin Atlanta North (2)	$151.83	$145.54	4.3%	65.7%	66.1%	(0.4)%	$99.81	$96.21	3.7%	32.9%	33.4%	(0.5)%
Atlanta Waverly	$146.55	$146.90	(0.2)%	72.6%	73.9%	(1.4)%	$106.32	$108.62	(2.1)%	26.7%	29.8%	(3.1)%
Renaissance Austin	$167.02	$157.42	6.1%	70.8%	80.1%	(9.3)%	$118.18	$126.03	(6.2)%	31.0%	30.3%	0.7%
Bethesda Marriott Suites	$199.85	$187.80	6.4%	64.6%	63.7%	0.9%	$129.08	$119.68	7.9%	27.5%	25.6%	1.9%
Boston Westin (1)(2)	$184.37	$165.36	11.5%	51.2%	46.2%	5.1%	$94.46	$76.35	23.7%	12.9%	10.2%	2.7%
Chicago Marriott	$164.85	$165.01	(0.1)%	50.2%	68.3%	(18.1)%	$82.74	$112.68	(26.6)%	(7.2)%	14.9%	(22.1)%
Chicago Conrad (2)	$184.27	$175.71	4.9%	51.4%	54.1%	(2.7)%	$94.76	$95.12	(0.4)%	(6.5)%	(9.5)%	3.0%
Courtyard Fifth Avenue	$260.01	$227.75	14.2%	86.4%	89.2%	(2.8)%	$224.70	$203.22	10.6%	27.4%	30.0%	(2.6)%
Courtyard Midtown East	$251.96	$231.05	9.1%	88.6%	84.7%	3.9%	$223.29	$195.74	14.1%	33.2%	34.4%	(1.2)%
Frenchman’s Reef (2)	$315.11	$305.82	3.0%	83.6%	84.6%	(1.0)%	$263.45	$258.86	1.8%	34.9%	34.4%	0.5%
Griffin Gate Marriott	$116.35	$113.64	2.4%	51.4%	52.3%	(0.9)%	$59.77	$59.42	0.6%	7.2%	4.9%	2.3%
Los Angeles Airport	$118.22	$122.30	(3.3)%	87.6%	82.3%	5.3%	$103.55	$100.65	2.9%	25.8%	30.6%	(4.8)%
Oak Brook Hills (3)	$121.55	$131.52	(7.6)%	37.4%	38.3%	(0.8)%	$45.50	$50.32	(9.6)%	(11.9)%	(0.6)%	(11.3)%
Orlando Airport Marriott	$138.41	$138.55	(0.1)%	85.2%	81.7%	3.5%	$117.86	$113.15	4.2%	40.3%	37.5%	2.8%
Salt Lake City Marriott	$140.74	$139.35	1.0%	73.1%	77.8%	(4.6)%	$102.94	$108.38	(5.0)%	33.5%	35.4%	(1.9)%
The Lodge at Sonoma	$184.47	$182.99	0.8%	54.0%	53.5%	0.5%	$99.65	$97.95	1.7%	(0.0)%	0.2%	(0.2)%
Torrance Marriott South Bay	$130.21	$120.91	7.7%	78.8%	73.4%	5.4%	$102.63	$88.79	15.6%	28.9%	23.2%	5.7%
Vail Marriott (2)	$363.48	$358.61	1.4%	85.4%	80.1%	5.3%	$310.54	$287.33	8.1%	47.4%	48.2%	(0.8)%
Renaissance Worthington	$182.17	$173.81	4.8%	77.1%	80.8%	(3.7)%	$140.53	$140.44	0.1%	32.0%	33.5%	(1.5)%

(1)          The Company acquired the Boston Westin on January 31, 2007.  The operating statistics for the first quarter of 2007 include the results of operations of the hotel under previous ownership for the period from January 1, 2007 to January 30, 2007.

(2)          The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the first quarter and include the months of January and February.

(3)          Hotel Adjusted EBITDA Margins for the first quarter of 2007 were impacted by $0.1 million in yield support at Oak Brook Hills.

Hotel Adjusted EBITDA Reconciliation

	First Quarter 2008
					Plus:	Equals:
	Total	Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$3,623	$1,019	$210	$—	$—	$1,229
Westin Atlanta North (2)	$3,654	$558	$642	$—	$—	$1,201
Atlanta Waverly	$8,715	$192	$910	$1,223	$—	$2,325
Renaissance Austin	$8,197	$740	$762	$1,035	$—	$2,537
Bethesda Marriott Suites	$3,638	$(1,039)	$490	$83	$1,467	$1,001
Boston Westin (2)	$8,883	$(1,501)	$2,571	$—	$80	$1,149
Chicago Marriott	$10,914	$(5,665)	$2,387	$2,858	$(365)	$(784)
Chicago Conrad (2)	$2,542	$(1,034)	$868	$—	$—	$(166)
Courtyard Fifth Avenue	$3,418	$(327)	$421	$771	$70	$936
Courtyard Midtown East	$5,949	$987	$488	$501	$—	$1,975
Frenchman’s Reef (2)	$11,217	$2,500	$649	$770	$—	$3,919
Griffin Gate Marriott	$4,014	$(674)	$633	$330	$1	$290
Los Angeles Airport	$14,336	$1,503	$1,196	$1,002	$—	$3,701
Oak Brook Hills	$3,302	$(1,254)	$735	$—	$125	$(393)
Orlando Airport Marriott	$7,539	$1,610	$669	$758	$—	$3,038
Salt Lake City Marriott	$6,316	$1,214	$461	$443	$—	$2,118
The Lodge at Sonoma	$3,000	$(492)	$491	$—	$—	$(1)
Torrance Marriott South Bay	$5,741	$944	$715	$—	$—	$1,658
Vail Marriott (2)	$8,368	$3,297	$668	$—	$—	$3,965
Renaissance Worthington	$9,495	$1,613	$721	$704	$2	$3,041

(1)

The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(2)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the first quarter and include the months of January and February.

	First Quarter 2007
					Plus:	Equals:
	Total	Net Income /	Plus:	Plus:	Non-Cash	Hotel Adjusted
	Revenues	(Loss)	Depreciation	Interest Expense	Adjustments (1)	EBITDA

Atlanta Alpharetta	$3,602	$914	$309	$—	$—	$1,223
Westin Atlanta North (2)	$3,371	$558	$567	$—	$—	$1,125
Atlanta Waverly	$9,059	$605	$894	$1,203	$—	$2,702
Renaissance Austin	$8,651	$866	$722	$1,030	$—	$2,618
Bethesda Marriott Suites	$3,501	$(1,584)	$645	$330	$1,474	$865
Boston Westin (2)	$4,064	$(1,175)	$2,023	$—	$—	$848
Chicago Marriott	$17,409	$(2,388)	$2,299	$3,031	$(365)	$2,577
Chicago Conrad (2)	$2,389	$(1,045)	$817	$—	$—	$(228)
Courtyard Fifth Avenue	$3,127	$(288)	$390	$762	$72	$936
Courtyard Midtown East	$5,245	$822	$470	$512	$—	$1,804
Frenchman’s Reef (2)	$10,863	$2,402	$557	$781	$—	$3,740
Griffin Gate Marriott	$3,936	$(711)	$558	$343	$1	$191
Los Angeles Airport	$14,274	$2,270	$1,094	$1,010	$—	$4,374
Oak Brook Hills	$3,474	$(1,056)	$908	$—	$125	$(23)
Orlando Airport Marriott	$6,992	$1,302	$554	$764	$—	$2,620
Salt Lake City Marriott	$6,773	$1,253	$670	$479	$—	$2,402
The Lodge at Sonoma	$2,975	$(423)	$430	$—	$—	$7
Torrance Marriott South Bay	$5,021	$550	$613	$—	$—	$1,163
Vail Marriott (2)	$7,725	$3,087	$634	$—	$—	$3,721
Renaissance Worthington	$9,762	$1,960	$593	$714	$3	$3,270

(1)          The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(2)          The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the first quarter and include the months of January and February with the exception of the Boston Westin which includes the period from January 31, 2007 (acquisition date) to February 28, 2007.